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Business Corporations Act Form 4

(Section 29 or 177)

ALBERTA

Consumer and Corporate Affairs ARTICLES OF AMENDMENT

1. NAME OF CORPORATION:                   2. CORPORATE ACCESS NUMBER

           JED OIL INC.                                                   2010644074

3. THE ARTICLES OF THE ABOVE-NAMED CORPORATION ARE AMENDED AS FOLLOWS:

  Pursuant to Section 29 of the Business Corporations Act (Alberta), Item 2 of the Articles of the Corporation is hereby amended by the designation of a Series A of Preferred Shares, with the rights, privileges, restrictions and conditions as set out in Schedule "A" attached hereto.

October 20, 2003 Solicitor

SCHEDULE "A"

PROVISIONS ATTACHING TO THE FIRST SERIES OF PREFERRED SHARES

The first series of Preferred Shares, designated as Series A Preferred Shares, shall be comprised of 8,000,000 convertible shares with a stated value of $2.75 (US) each and have attached thereto, the following rights, privileges, restrictions and conditions:

(1) Voting

Except as may be provided for in the Business Corporations Act (Alberta), holders of Series A Preferred Shares shall be entitled to receive notice of and to attend and vote at all meetings of the shareholders of the Corporation, except meetings of the holders of another class of shares.

(2) Holder’s Right of Conversion to Common Shares

  Holder’s Right of Conversion

  During the Conversion Period as set out in subclause 2(b) below, each holder of Series A Preferred Shares shall have the right to elect to convert his Series A Preferred Shares, in whole or part, into Common Shares of the Corporation at the rate of one (1) Common Share of the Corporation for each one Series A Preferred Share being converted (the "Conversion Rate").

  Conversion Period

  The conversion period (the "Conversion Period") during which the holders of Series A Preferred Shares may elect to convert their Series A Preferred Shares into Common Shares at the Conversion Rate shall commence upon the earlier of the effective date of a registration statement filed with the Securities and Exchange Commission of the United States or the date upon which a final receipt for a prospectus is issued by the

  Securities Commission of the Province of Alberta, Canada, and shall end 10 days following such commencement.

  Procedure for Conversion
  The Corporation shall send to the holders of Series A Preferred Shares a Notice announcing the commencement of the Conversion Period and an Election Form for such holders to elect to convert. A holder of Series A Preferred Shares desiring to exercise his conversion right shall deliver to the Corporation such Election Form signed by the person registered on the books of the Corporation as the holder of the Series A Preferred Shares in respect of which such right is being exercised or by his duly authorized attorney and include therewith the certificate or certificates for the Series A Preferred Shares to be converted.
  If any Common Shares into which such Series A Preferred Shares are converted are to be issued to a person or persons other than the registered holder of the Series A Preferred Shares being converted, the signature of such holder on such notice shall be guaranteed in a manner satisfactory to the Corporation by an authorized officer of a chartered bank, a trust company or a member of an acceptable Medallion Guarantee program.
  If any certificates representing Series A Preferred Shares are surrendered for conversion during a period when the registers of transfers of the Common Shares are properly closed, the registered holders thereof (or such other person or persons as aforesaid) shall be deemed to become holders of Common Shares of record immediately upon the reopening of such registers of transfers.
  Upon the receipt by the Corporation of a duly signed Election Form, the holder of Series A Preferred Shares which are the subject of the Election Form shall cease to be a holder of Series A Preferred Shares and shall be deemed to be the holder of that number of Common Shares to which such holder is entitled, and such Series A Preferred Shares shall be deemed to be canceled and such electing holder thereof shall have no further rights thereto other than the right to receive the number of Common Shares to which such holder is entitled.

(3) Adjustments

If and whenever the outstanding Common Shares of the Corporation shall be subdivided, redivided or changed into a greater or consolidated into a lesser number of shares or reclassified into different shares, the Conversion Rate then in effect shall be appropriately adjusted and any holder of Series A Preferred Shares which are not subject to conversion prior to the effective date of such subdivision, redivision, change, consolidation or reclassification shall be entitled to receive and shall accept, upon the subsequent conversion at any time on such effective date or thereafter, in lieu of the number of Common Shares to which he was theretofore entitled upon conversion, the aggregate number of shares of the Corporation that such holder of Series A Preferred Shares would have been entitled to receive as a result of such subdivision, redivision, change, consolidation or reclassification if, on the effective date thereof, he had been the registered holder of the number of Common Shares to which he was theretofore entitled upon conversion

If and whenever there is a capital reorganization of the Corporation not within the provisions of the foregoing paragraph above or a consolidation or merger or amalgamation of the Corporation with or into any other corporation including by way of a sale whereby all or substantially all of the Corporation’s undertaking and assets would become the property of any other corporation, any holder of Series A Preferred Shares which are not subject to conversion prior to the effective date of such reorganization, consolidation, merger, amalgamation or sale, shall be entitled to receive and shall accept, upon the exercise of such right at any time on such effective date or thereafter, in lieu of the number of Common Shares of the Corporation to which he was theretofore entitled upon conversion, the aggregate number of shares or other securities or property of the Corporation or of the corporation resulting from the consolidation, merger or amalgamation or to which such sale may be made, as the case may be, that such holder would have been entitled to receive as a result of such capital reorganization, consolidation, merger, amalgamation or sale if, on the effective date thereof, he had been the registered holder of the number of Common Shares of the Corporation to which he was theretofore entitled upon conversion; provided that no such reorganization, consolidation, merger, amalgamation or sale shall be carried into effect unless, in the opinion of the Board of Directors, all necessary steps shall have been taken to ensure that the holders of Series A Preferred Shares shall thereafter be entitled to receive such number of shares or other securities or property of the corporation resulting from the consolidation, merger or amalgamation or to which such sale may be made, as the case may be, subject to adjustment thereafter in accordance with provisions similar, as nearly as may be, to those contained herein.

The Corporation shall not issue any fractional Common Shares on conversion of any Series A Preferred Shares. For certainty, a fractional number of Common Shares issuable on conversion of any Series A Preferred Shares shall be rounded up to the next nearest whole number of Common Shares.

(4) Entitlement to Dividends

Holders of the Series A Preferred Shares shall only be entitled to receive such dividends as may be declared thereon by the board of directors of the Corporation from time to time.

(5) Liquidation

In the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, together the holders of Series A Preferred Shares and holders of Common Shares shall be entitled to receive pro rata all of the assets remaining for distribution after the payment to the holders of any other series of the Preferred Shares, in accordance with the preference on liquidation, dissolution, or winding-up accorded to the holders of such other series of Preferred Shares.